                                OBJECTIVITY, INC.

                OBJECTIVITY MASTER LICENSE AND SUPPORT AGREEMENT


         This OBJECTIVITY MASTER LICENSE AND SUPPORT AGREEMENT ("Agreement") is made and entered into as of the date set forth on the signature page below (the "Effective Date"), by and between Objectivity, Inc., a California corporation having its principal place of business at 301B East Evelyn Avenue, Mountain View, California, 94041-1530 ("Objectivity"), and the customer whose name and address is set forth on the signature page below (the "Customer"). This Agreement incorporates by reference certain license fee and other information set forth in a purchase order from Customer. These terms and conditions apply to all Customer orders for Products (as hereinafter defined) and/or services accepted by Objectivity, while this Agreement is in force, whether or not the order references this Agreement, unless the order has specific language that this Agreement shall not apply. These terms and conditions supersede and replace all other terms, as well as preprinted terms of purchase order, quotations and acknowledgment forms of either party.

1. PRODUCTS LICENSE

         1.1 Rights Granted.

         (a) Objectivity hereby grants to Customer a fee-bearing, nonexclusive and nontransferable license to use the Products solely for Customer's internal operations by an individual user at a specific location, the location being designated in the purchase order. Notwithstanding the foregoing, certain Products may be licensed for use on a single CPU by multiple users, as may be provided in the purchase order. Customer may make archival and backup copies of the Products, which copies shall be subject to the provisions of this Agreement, and all proprietary rights notices shall be reproduced in such copies. "Products" means (i) the Objectivity computer products specified in the Customer's purchase order in object code form only and (ii) user documentation. License fees for the Products shall be as specified in any Product Exhibit A to this Agreement or order form that lists the Products licensed hereunder and the fees related thereto. Copying of the user documentation is not permitted except with the prior written consent of Objectivity.

         (b) If Customer is licensing the Products for development purposes, as designated in the purchase order, Objectivity hereby grants to Customer a fee-bearing, non-exclusive license to create applications to be used in conjunction with the Products. This license includes writing, editing, compiling, linking, and debugging code which creates, retrieves, updates or deletes objects using the Products. Customer has no right to transfer such applications or otherwise allow access to any other individual user unless such individual user has ordered a license and is bound, in writing, by this Agreement.

         (c) If Customer is licensing the Products as an end user, Objectivity hereby grants to Customer a fee-bearing, non-exclusive license to use the Products to create, retrieve, update or delete objects in conjunction with applications created by others. Customer is not granted any license to create or modify applications to be used in conjunction with the Products. Any individual user employing applications which access objects from the Products, even if the Products are not running on such user's computer, must order a license and be bound, in writing, by this Agreement.

         (d) If Customer is licensing Objectivity's C++ database product, the Standards [ToolKit] will be included. Customer is permitted to distribute executable software which is created using Standards [ToolKit] without paying royalty. Licensee is only permitted to distribute the Standards [ToolKit] software in the form of a shared library or dynamic link library solely to be used with Licensee's compiled executables for the purpose of dynamic loading. Except as permitted above, Licensee is prohibited from redistributing any portion of the Standards [ToolKit] software or online documentation in any form of printed or electronic communication including but not limited to magnetic media, internet communications, and bulletin boards.


         (e) Customer has the right to sublicense the Products under terms no less restrictive than this Agreement to (i) Affiliates of Customer and (ii) joint ventures in which Customer owns an equity or comparable ownership interest. "Affiliate" of Customer means any company directly or indirectly controlling, controlled by or under common control with Customer.

         (f) Customer agrees to place the following proprietary rights notice on any application using the Products:

      Objectivity/DB(R)
      Copyright(C)1989-1999
      Objectivity, Inc.
      All rights reserved

         The notice shall be applied to all copies of the Products, in some form, either human or machine readable.

         (g) Customer agrees not to engage in, cause or permit the reverse engineering, disassembly, decompilation or any similar manipulation of the Products. Customer acquires only the right to use the Products as specified herein, and all rights, title and interest in the Products shall at all times remain the property of Objectivity or Objectivity's licensors.

1.2 License Restrictions. The rights granted in Section 1.1 are expressly limited to, and restricted by, the following:

         Source Code. Except as provided in Exhibit C, Customer shall not be entitled to access to the Source Code, and Customer shall have no license or other right to use or compile the Source Code. "Source Code" shall mean the underlying set of computer instructions: (a) which comprise the Products; (b) which are readable by human beings when displayed on a monitor or printed on paper, regardless of the media on which the Products are stored, and (c) which (other than the programming notes) must be translated, by a process generally known as compiling, into Object Code before the Products can be executed by a computer.

2. TERM AND TERMINATION

         2.1 Term. The term of the Agreement shall be perpetual from the Effective Date, unless terminated earlier under the provisions of this Section.

         2.2 Termination. This Agreement will terminate automatically as follows: (a) at the end of thirty (30) days after written notice by a party specifying a material breach, if the breaching party fails to cure the breach within such thirty (30) day period; (b) upon ten (10) days written notice if the material breach specified constitutes a violation of Sections titled, 1 -- "Products License," and 5.4 -- "Nondisclosure"; (c) immediately upon written notice if either party becomes insolvent or bankrupt, or is unable to meet its obligations when they become due; (d) immediately upon a receiver or other liquidating officer being appointed for all or substantially all of the assets or business of either party, or upon either party's assignment for the benefit of creditors, or upon all or substantially all the rights or interest of either party under this Agreement becoming an asset under any bankruptcy, insolvency or reorganization proceeding.

         2.3 Results of Termination.

                  (a) All licenses and other rights granted by Objectivity shall be immediately revoked and become null and void upon the termination of this Agreement due to a material breach by Customer. Within thirty (30) days of termination of this Agreement, Customer shall return to Objectivity all Products and materials related to the Products, except that Customer may retain the minimum number of copies reasonably necessary to fulfill its contractual obligations. Alternatively, upon Objectivity's written request, Customer shall destroy the remaining Products and certify in writing to Objectivity that the Products have been destroyed. Customer shall continue to make any payments due to Objectivity in connection with Customer's fulfillment of any contractual obligations. Within thirty (30) days of termination of this Agreement, Customer shall deliver to Objectivity a certificate signed by an officer of Customer that Customer has complied with the requirements of this Section.

                  (b) All outstanding obligations or commitments to pay amounts to Objectivity, if any, shall become immediately due and payable and shall be paid in full without set-off.

                  (c) Customer shall have no right to receive any compensation, reimbursement or other amounts from Objectivity, and shall have no ownership or other right whatsoever in or to (1) the Products, (2) any copyrighted materials relating to the Products, or (3) any Objectivity Trademarks, service marks, trade secrets or other proprietary rights relating to the Products.

3. MAINTENANCE AND SUPPORT SERVICES

         3.1 Services. During the term of the Agreement, and in consideration of the maintenance fees paid by Customer, Objectivity shall maintain the Products according to the specifications in Attachment A.

4. WARRANTIES, REMEDIES, LIMITATION OF LIABILITY

         4.1 Infringement Indemnity.

         (a) Objectivity will defend Customer against a claim that Products furnished and used within the scope of this Agreement infringe a U.S. copyright or a U.S. patent ("Claim"), and Objectivity will indemnify Customer for any damages or any settlement amount paid based upon a Claim, provided Customer notifies Objectivity in writing of the details of a Claim within thirty (30) days after its occurrence, and Customer provides Objectivity (at Objectivity's expense for reasonable out-of-pocket-expenses) with the assistance, information and authority necessary for Objectivity to conduct the defense and all related settlement negotiations. Customer may participate, at its own expense, in the defense of the Claim.

         (b) Notwithstanding any other provision of this Agreement, Objectivity shall have no liability for any Claim based on: (i) use of a superseded or altered release of Products if such Claim would have been avoided by use of current or unaltered releases of such Products and such current or unaltered releases were made available to Customer or (ii) the combination, operation or use of any of the Products furnished under this Agreement with programs or data not furnished by Objectivity if such Claim would have been avoided by use of the Products without such programs or data.

         (c) In the event the Products are held or are believed by Objectivity to infringe, Objectivity shall have the option, at its expense, to (i) modify the Products to be non-infringing, (ii) obtain for Customer a license to continue using the Products, or (iii) substitute the Products with other software reasonably suitable to Customer. Objectivity reserves the right to terminate the license for the infringing Products and refund the license fees paid for such Products if it cannot reasonably take any of the actions set forth above. This Section 4.1 states Customer's exclusive remedy and Objectivity's entire liability for any infringement.

         4.2 Warranties, Exclusive Remedies and Disclaimers.

         (a) Warranties. Objectivity warrants that each Product will be free from any Software Problem so long as Customer is receiving Maintenance and Support Services, unless such Products are modified by Customer. Objectivity does not warrant that the operation of the Products will be uninterrupted or error-free, that all Software Problems will be corrected, that the Products will satisfy Customer's requirements, or that the Products will operate in the combinations which Customer may select for use. For any breach of the above warranties, Customer's exclusive remedy, and Objectivity's entire liability, shall be for Objectivity to take the actions specified in Maintenance and Support Services.

         Objectivity warrants that, for a period of one (1) year from January 1, 2000 (the "Year 2000 Warranty Period"), each Product will accurately process, prior to, during and after the year 2000, all: (i) date-related data and (ii) dates before, on or after January 1, 2000, including but not limited to accurately inputting, storing, manipulating, comparing, calculating, updating, recording, displaying, outputting, and transferring such dates and data; provided that such warranty will not apply to output, results, errors, or abnormal terminations caused in whole or in part by (i) any functionality of the Products not created by Objectivity or use of the Products in combination with any other product not created by Objectivity, (ii) errors not attributable to date-specific data, (iii) any modifications of the Products made by a party other than Objectivity, or (iv) any data provided to the Products that does not specify the century or is incorrect or ambiguous. As Customer's sole and exclusive remedy for any breach of this warranty, Objectivity will use commercially reasonable efforts to correct any reproducible failure of the Products to be year 2000 compliant that is reported by Customer to Objectivity in writing during the Year 2000 Warranty Period.

         (b) Limitations on Warranties. THE WARRANTIES ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED

WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. The warranties above shall apply only if alleged defects actually exist and were not caused by Customer's misuse, unauthorized modifications, neglect, improper installation or testing, attempts to repair, or the like, or by accident, fire, power surge or failure, or other hazard. Repair or replacement of a part, code or other item will be warranted so long as Customer is receiving Maintenance and Support Services or thirty (30) days, whichever is longer.

         4.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT, INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY. EXCEPT FOR THE INFRINGEMENT INDEMNITY SET FORTH IN SECTION 4.1, OBJECTIVITY'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT OF LICENSE FEES PAID BY CUSTOMER UNDER THIS AGREEMENT. SOME STATES AND JURISDICTIONS OUTSIDE OF THE UNITED STATES DO NOT ALLOW THE LIMITATION OR EXCLUSION OF IMPLIED WARRANTIES, OR LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY. CUSTOMER ACKNOWLEDGES THAT THE ALLOCATION OF RISKS AND BENEFITS UNDER THIS AGREEMENT ARE BASED ON, AND THE LICENSE FEES UNDER THIS AGREEMENT WOULD BE GREATER IN THE ABSENCE OF, THE LIMITATIONS DESCRIBED ABOVE.

5. GENERAL TERMS

         5.1 Payments and Taxes. Unless otherwise specified on a an Exhibit to this Agreement, Customer shall pay all fees for licenses, maintenance and support and other items as specified on an executed Exhibit to this Agreement within thirty (30) days of Objectivity's invoice date. All such fees are exclusive of, and Customer shall be responsible for, all taxes, freight, duties, assessments and the like except for taxes based on Objectivity's net income. All payments shall be in U.S. Dollars. Any sum not paid when due shall thereafter bear interest until paid at a rate of interest equal to one and one-half percent (1.5%) per month, but in no event to exceed the maximum rate of interest allowed by applicable law.

         5.2 Records and Reports. Customer agrees to keep all usual and proper records and books of account and all usual and proper entries relating to each transaction involving any Product. These records shall contain all information necessary to calculate obligations to Objectivity and shall include, without limitation, the Product name, the number of units or users licensed, and the date of license or internal distribution.

         5.3 Audits. Objectivity shall have the right to audit all Customer accounting records reasonably related to this Agreement. An audit may be conducted on fifteen (15) business days written notice, during Customer's normal business hours, no more than once each calendar year, and at Objectivity's expense. However, Customer shall pay all costs of the audit if the audit reveals either: (a) any material breach of the terms and conditions of this Agreement, or (b) the difference between the amount due to Objectivity and the amount reported by Customer is greater than five percent (5%) of the amount due Objectivity. If the amount due is more than reported, then Customer shall pay immediately; if the amount due is less than the amount reported then Objectivity shall refund the difference immediately.

         5.4 Nondisclosure. The parties agree, both during the term of this Agreement and for a period of three (3) years after termination of this Agreement and of all licenses granted under this Agreement: (a) to hold in confidence information which is confidential to the other ("Confidential Information," as more fully described below); (b) not to disclose or make each other's Confidential Information available, in any form, to any third party; and
(c) not to use each other's Confidential Information for any purpose other than as specified in this Agreement. In addition, each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents (who shall be entitled to have access to same only on a need-to-know basis) in violation of any provision of this Agreement. A party's Confidential Information shall be limited to the Products, information related thereto (including results of benchmark test of any Products), and all information clearly marked as confidential and shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to such access to or the disclosure of same and had not been obtained by such other party either directly or indirectly from the party hereto granting such access or making such disclosure, all of which is properly documented by such other party; (iii) is lawfully disclosed to the other party by a third party having a legal right to so disclose without restriction on such disclosure; or (iv) with respect to information that is the same as or substantially identical to the Confidential Information, is entirely independently developed by the other party, which independent development is properly documented by such other party; or (v) information that is required to be disclosed by law in any judicial or administrative proceeding or by a governmental or regulatory agency.

         5.5 Notice. All notices, including notices of address change, required or permitted to be given hereunder shall be in English and in writing and shall be deemed to have been received (i) when received if hand delivered, (ii) seven
(7) days after being properly mailed, postage prepaid, by first class, certified or registered mail, (iii) two (2) business days after being sent by a major express document courier, or (iv) when received if sent by confirmed fax in each case addressed to the address of the party indicated herein.

         5.6 Governing Law; Jurisdiction. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, as applied to agreements executed and performed entirely in California by California residents and in no event shall this Agreement be governed by the United Nations Convention on Contracts for the International Sale of Goods. In any legal action relating to this Agreement, each party agrees
(a) to the exercise of jurisdiction over it by a state or federal court in Santa Clara or San Mateo County, California; and (b) that if such party brings the action, it shall be instituted in one of the courts specified in subsection (a) above.

         5.7 Export Administration and U.S. Government Rights.

                  (a) Export Control. Customer acknowledges that the laws and regulations of the United States restrict the export and re-export of the Products. Customer agrees that it will not export or re-export the Products or media in any form without first obtaining the appropriate United States and foreign government approval. Customer hereby agrees to comply with the requirements of the U.S. Foreign Corrupt Practices Act (the "Act") and shall refrain from any payments to third parties which would cause Objectivity or Customer to violate the Act.

                  (b) U.S. Government End Users. The Products are a "commercial item," as that term is defined at 48 C.F.R. 2.101 (OCT 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (SEPT 1995) and is provided to the U.S. Government only as a commercial end item. Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (JUNE 1995), all U.S. Government End Users acquire the Products with only those rights set forth herein.

         5.8 Entire Agreement; Severability and Waiver. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the Products, the services specified herein, and the licensing and providing of service under this Agreement. Objectivity shall not be bound by any additional provisions in any order, release, acceptance or other written correspondence from Customer unless expressly agreed to in writing. All provisions of the Agreement shall be and remain in full force and effect with respect to its subject matter. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in effect. Any waiver (express or implied) by either party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach. Amendments to this Agreement must be in a writing signed by duly authorized representatives of Objectivity and Customer.

         5.9 Nonassignability and Binding Effect. Except in connection with the sale of all or substantially all of Objectivity's assets or business (by merger or otherwise), any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating party. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

         The parties hereto have each caused this Agreement to be signed and delivered by its duly authorized representative as of the Effective Date.



OBJECTIVITY, INC.                         A.B. WATLEY GROUP INC.


By:/s/ David Caplan                       By:/s/ Leon J. Ferguson
   -------------------------------        -------------------------------

Printed Name: David Caplan                Printed Name:  Leon J. Ferguson

Title:  President and CEO                 Title: Senior Vice President and
                                          Chief Information Officer

Effective Date: September 30, 1999        Address:
                                                  -----------------------

                                                  -----------------------

                                                  -----------------------

Phone:(650) 254-7100                      Phone:
FAX:  (650) 254-7171                      FAX:
                                                  -----------------------

                                                                    Attachment C


                                Objectivity, Inc.
                        MAINTENANCE AND SUPPORT SERVICES

1. Maintenance and Support. Objectivity shall provide the Maintenance and Support Services (as defined below), including technical assistance, Updates, Releases, and Versions. Customer shall comply with the obligations set forth for all periods during which Customer receives Maintenance and Support Services. Only one support offering can be selected per customer application. Customer order shall indicate Objectivity support offering purchased.

2. Definitions. The following are defined terms:

a) "Maintenance and Support Services" for the Products shall mean those services related to consulting, installation and support to be provided by Objectivity to Customer (but not to any Distributor, End User, or other third party).

b) "Object Code" shall mean the machine-readable computer code which enables the computer to execute the programming instructions that comprise the Products or any Update, which is derived from the Source Code by a process generally referred to as compiling, and which may be stored in a variety of formats on magnetic media or other suitable media.

c) "Objectivity-Supported Configurations" shall mean hardware platform types, operating system types and their releases, network types and their releases, compilers, tools and their respective releases then supported by Objectivity.

d) "Product or Products" shall mean (i) the Objectivity computer software program or programs in Object Code only, (ii) Updates, Releases, and Versions as may be made available from time to time by Objectivity, and (iii) the User Documentation, whether in printed or machine readable form.

e) "Release" shall mean any modification of a Product for which Objectivity, in its sole discretion, adds minor new functionality to the Product and is indicated by a change in the number to the right of the first decimal point in the Product release number, e.g., a change from release 4.4 to 4.5.

f) "Software Problem" shall mean an error condition that is repeatable and reproducible and that causes a Product to not function according to the specifications in the User Documentation (including the specifications in the User Documentation for all Updates, Releases, or Versions), when properly installed and operated on Objectivity-Supported Configurations.

g) "Update" shall mean any modification of a Product for which Objectivity, in its sole discretion, provides maintenance to the Product and is indicated by a change in a number to the right of the second decimal point in the Product release number, e.g., a change from Release 4.1.1 to 4.1.2.

h) "User Documentation" shall mean the Objectivity User Manual(s) and other related written materials regarding the proper installation and use of the Products and provided for use in connection with the Products.

i) "Versions" shall mean any modification of a Product for which Objectivity adds major new functions or extensively modifies existing functions of a Product and is designed by the number to the left of the first decimal point in the Product version number, e.g., a change from version 3.8 to 4.0.

3. Technical Assistance. Technical assistance shall be performed primarily by telephone and electronic mail from Objectivity's offices in Mountain View, California or, if elected by Objectivity in its sole discretion, at Customer's site. Objectivity shall provide technical assistance to the Customer Support Contacts for error correction and to advise Customer on the installation, operation, and maintenance of the Products. If Customer is located outside the United States, the services shall be provided by Objectivity, an Objectivity distributor, or other entity designated by Objectivity.

Objectivity Support Offerings - License Customers





                               -------------------------------------------
                               Basic     Standard    Premium(1)     24x7(2)
                               -------------------------------------------


--------

1 Premium support is only available if the Customer has purchased Standard support.

                                                                    Attachment C

--------------------------------------------------------------------------
Support via email                 X          X
--------------------------------------------------------------------------
Support via 800 number                       X
(6:00am-6:00pmPST)
--------------------------------------------------------------------------
Web access to support database,              X
tips and tools
--------------------------------------------------------------------------
Dedicated support representative                         X
--------------------------------------------------------------------------
Patches for critical problems                X
--------------------------------------------------------------------------
Response time                    48hr       48hr        24hr         1hr
--------------------------------------------------------------------------
New versions of licensed          X          X
software when available
--------------------------------------------------------------------------
Technical bulletins               X          X
--------------------------------------------------------------------------
Pre-deployment review                                    X            X
--------------------------------------------------------------------------
Customer application part of                             X
Objectivity QA
--------------------------------------------------------------------------
On-site support (1 per quarter,                          X
customer pays expenses)
--------------------------------------------------------------------------
24x7 critical service support(3)                                      X
--------------------------------------------------------------------------

4. Customer Support Contact. "Customer Support Contact" means a maximum of two
(2) individuals specified by Customer in writing to be support contacts. Customer may change the names on this list at any time, by written notice to Objectivity. All Maintenance and Support Services will be provided only through the Customer Support Contacts.

5. Updates, Releases, and Versions. In the event Objectivity, in its sole discretion, makes generally commercially available an Update, Release, or Version for one or more of the Products, then on Customer's request if Customer is then receiving Maintenance and Support Services, Customer shall receive one
(1) free copy of the Update, Release or Version of the Products for each copy of the Products covered by a maintenance agreement with Objectivity.

6. Media. Delivery of Updates, Releases and Versions shall be provided in machine readable form on either magnetic tape or compact disk.

7. Customer's Obligations. Customer shall provide notice (with written or electronic confirmation) to Objectivity of any Software Problem, including, but not limited to, descriptions or examples of a Software Problem in the form requested by Objectivity. Customer shall provide all reasonable assistance to Objectivity, including any supporting materials requested by Objectivity, in duplicating and/or correcting the Software Problem.

8. Objectivity's Obligations.

         a. General. Objectivity will use its reasonable best efforts, according to the response objectives set forth herein, to provide a resolution to Software Problems brought to its attention by written notice by Customer that can be duplicated by Objectivity. Such Software Problem resolutions will consist of either (i) a direct solution to the Software Problem, including appropriate release notes or changes to the documentation, or (ii) a procedural workaround that provides a satisfactory solution to the Software Problem. Following duplication of any Software Problem, Objectivity will provide Customer with an estimate of how long it will take to resolve the Software Problem and will keep Customer informed of the progress of the resolution of the Software Problem.

        b. Definitions.   The  response   time   objectives   are  based  upon
Objectivity's standard Software Performance Report ("SPR") definitions as follows:
                  (1) "Critical". The Product is not usable. Data corruption or system crashes are certain. No procedural workaround exists. Work on this level Software Problem pre-empts all other lower priority problems.
                  (2) "Serious". The Product is usable with severe limitation. Data corruption or system crashes are possible. No effective procedural workaround exists.
                  (3) "Moderate". The Product is usable with moderate limitation because minor features are affected. There is no data corruption, system crashes or loss of production. A procedural workaround exists.
                  (4) "Low". The Product is usable, but has some usability (cosmetic) problems. There is no data corruption, system crashes or loss of production. Cosmetic errors exist in the User Documentation.
                  (5) "Enhancement". No Software Problem exists. The Product is usable, functions as documented, but could benefit from modification.

         c. Response Objectives. Objectivity will use reasonable best efforts to provide a resolution to Software Problems, as provided in Section 8(a) above, within the elapsed time objectives described below:
                  (1) Critical Software Problems.
                           a) Immediate person to person contact.
                           b) If no resolution within two (2) hours than
                              escalate to Senior Engineer.
                           c) If no resolution within four (4) hours than
                              escalate to Management.
                           d) Continuous activity until problem is resolved. In
                              addition, updates and status reports.

                  (2) Serious Software Problems. Five (5) business days from Objectivity's duplication of the Software Problem;
                  (3) Moderate Software Problems. Six (6) calendar months from Objectivity's duplication of the Software Problem;


--------------------------------------------------------------------------------
2 24x7 support is only available if the Customer has purchased Standard support.

3 Only available for applications which have been deployed.

                                                                    Attachment C



                  (4) Low Software Problems. Provided solely at Objectivity's discretion; and
                  (5) Enhancement. Provided solely at Objectivity's discretion.

9.   Limitations on Maintenance Coverage.

         a. General. Objectivity has no obligation to provide Maintenance and Support Services under this Agreement for:
                  (1) Products which have been altered or modified by anyone other than Objectivity;
                  (2)Software Problems which arise as a result of Customer's negligence or fault,;
                  (3) Products used on configurations other than Objectivity-Supported Configurations; and

                  (4) Products for which Customer has terminated Maintenance and Support Services pursuant to Section 9(c) herein.

         b. Support Limitation. Objectivity's Maintenance and Support Services obligations are limited to the current Release and the prior Release of the Products, with prior Release being supported for minimum of eighteen (18) months from current Release of the Products.

         c. Termination.

      (1) Customer may cancel all or less than all Maintenance and Support Services at any time upon ninety (90) days prior written notice to Objectivity and Objectivity shall be entitled to receive and shall not be required to refund any fees or other amounts received by Objectivity for any term during which Customer elects cancellation. Termination shall be effective at the end of the then-current annual maintenance period. Customer shall pay any accrued charges incurred prior to the effective date of termination.

      (2) Objectivity shall have the right to cancel Maintenance and Support Services upon thirty (30) days prior written notice to Customer in the event that Customer fails to pay annual support fees as due. Customer may cure a default by making payment during such thirty (30) day notice period.

      (3) Termination of Maintenance and Support Services by Objectivity or Customer for less than all of the Products shall have no effect on Maintenance and Support Services for the remainder of the Products.

         d. Miscellaneous. Objectivity will provide Maintenance and Support Services for the Products, and will assist Customer in debugging applications which use the Products if the problems faced by Customer are caused by an Update, Release or a Version.

10. Fees. The fees for Maintenance and Support Services shall be as set forth in the any Exhibit to the Agreement. Such fees are subject to change by Objectivity after the first anniversary of the Effective Date, upon at least thirty (30) days written notice. Annual increases will not exceed five percent (5%) per year.

11. Reinstatement. Reinstatement of lapsed Maintenance and Support Services shall be permitted. If reinstatement of lapsed Maintenance and Support Services occurs, a reinstatement fee of 1.5 times the current maintenance fee will be charged for the lapsed period(s).

                       THIS SPACE INTENTIONALLY LEFT BLANK

                                                                    Attachment C



                          EXHIBIT C: SOURCE CODE ESCROW

                       Contract Reference No.: ___________

SECTION 1. DEFINITIONS

         1.1 "Escrow Materials" shall mean the Source Code for the Products set forth in Exhibit A, Section 1.

         1.2 "Event of Default" shall mean the existence of any one or more of the following circumstances, uncorrected for more than sixty (60) days:

                  a. Failure by Objectivity to provide Maintenance and Support Services for Products for a period of sixty (60) days after the date of a written request from A.B. Watley Group Inc. ("A.B. Watley") for such Maintenance and Support Services. For the purposes of this Agreement, such failure shall mean a gross and material failure to provide the Maintenance and Support Services set forth in Section 3 of the Agreement;

                  b. Entry of an order for relief under Title 11 of the United States Code;

                  c. The making by Objectivity of a general assignment for the benefit of creditors;

                  d. The appointment of a general receiver or trustee in bankruptcy of Objectivity's business or property; or

                  e. Action by Objectivity under any state insolvency or similar law for the purpose of its bankruptcy, reorganization or liquidation.

         Such circumstances shall be deemed to be corrected and not an Event of Default if, within the above-referenced sixty (60) day period, Objectivity (including its receiver or trustee in bankruptcy) provides to A. B. Watley adequate assurances, reasonably acceptable to A. B. Watley, of its continuing ability and willingness to continue to supply the Products to A. B. Watley.

SECTION 2. RIGHT TO RECEIVE ESCROW MATERIALS; LICENSE

         2.1 Escrow. Upon the effective date of this Agreement, Objectivity agrees to notify National Safe Depository (the "Escrow Agent") that A. B. Watley is a "Designated Licensee" as defined in the Software Deposit Agreement between Objectivity and the Escrow Agent. Upon an Event of Default, A. B. Watley shall have the right to obtain a copy of the Escrow Materials from the Escrow Agent.
A. B. Watley's written request for the Escrow Materials shall contain an affidavit signed by an officer of A. B. Watley setting forth the facts indicating that an Event of Default has occurred and that A. B. Watley is thereby entitled to a copy of the Escrow Materials held in escrow. A copy of such written request shall be served upon Objectivity at the same time it is delivered to the Escrow Agent.

         2.2 License. If the Escrow Materials are released to A. B. Watley pursuant to Section 2.1 above, Objectivity shall grant to A. B. Watley a non-exclusive, nontransferable right and license to reproduce, modify, and use such Escrow Materials for its internal business purposes only during the term of this Agreement or such shorter period during which an Event of Default is in existence.

         WHEREFORE, duly authorized representatives of the parties have executed this Exhibit C as of the dates set forth below.
OBJECTIVITY, INC.                        A.B. WATLEY GROUP INC.

By:/s/ David Caplan                      /s/ Leon J. Ferguson
   ---------------------------------     ------------------------------------

David Caplan                             Leon J. Ferguson
------------------------------------     ------------------------------------
Printed Name                             Printed Name

                                         Senior Vice President
President-Chief Executive Officer        and Chief Information Officer
------------------------------------     ------------------------------------
Title                                    Title

September 30, 1999                       September 30, 1999
------------------------------------     ------------------------------------
Effective Date                           Date

                                                                    Attachment C

                             A. B. WATLEY GROUP Inc.

                                   EXHIBIT A


         This Exhibit A is attached to the Agreement and specifies the products licensed, quantities, license fees, specific locations of licenses, license restrictions, maintenance and support fees, and payment terms under which Objectivity shall deliver Products to Customer and Customer shall pay Objectivity for such Products.


SECTION 1.  PRODUCTS TO BE REPRODUCED AND USED BY CUSTOMER:

         (a) All Current Objectivity/DB products


SECTION 2. SPECIFIC DEVELOPMENT AND RUN-TIME RESTRICTIONS: (Application which internally embeds Objectivity Products)

         2.1      Product Name: A. B. Watley On-Line Financial Trading
                  Application.

         2.2 Product Description: A. B. Watley's On-Line Financial Trading Application is a distributed server architecture, service bureau application which is accessed via the internet from a base of subscribed users using a browser based application. These users are a combination of A. B. Watley employees and other on-line traders.

         2.3 Development and Deployment Restrictions: The development and runtime licenses are granted for the A. B. Watley application to utilize Objectivity software in an environment which complies with all of the following conditions:

                  (a)      Product Hardware Platforms: Intel and Solaris Sparc

                  (b) Term of Product Usage: A four (4) year term, unlimited use license of all current Objectivity/DB products. This license is granted for both the development and runtime environment of the specified application.

                  (c) Unlimited use license for unlimited processors and developers.



A. B. Watley, Inc.                                             Objectivity, Inc.
Exhibit A                                                           Confidential
                                     Page 1

SECTION 3. FEES AND INITIAL ORDER:

The following specifies the license fees for the above products as well as the related maintenance and support services selected by Customer. This order is non-cancellable, non-refundable, and non-contingent. Customer agrees to pay the following fees within thirty (30) days of invoice date:

                                                                 Fee
                                                                 ---
3.1      Product
         -------

      Four (4) Year Term,                                   $1,000,000
      Unlimited Use License


For the first four (4) years of Customer's use of the Products (the "Initial Term"), Customer shall have an unlimited use license for unlimited processors and developers. Thereafter, unless Customer exercises one or more of the options set forth below, Customer shall have a perpetual license to use the Products for the number of processors and developers using the Products at the end of the Initial Term. Not less than thirty (30) days prior to the end of the Initial Term, Customer shall have the option to notify Objectivity that Customer wishes to increase the number of processors and developers using the Products for the following year. If Customer exercises such option, Customer shall pay Objectivity $333,333.33 (the "Increase Fee") for the right to so increase usage. Customer shall have the right, on an annual basis for two (2) years thereafter (ie. the sixth and seventh years after execution of the Agreement) to increase the number of processors and developers using the Products in each of such years upon payment of the Increase Fee for each such year for which the option is exercised. Customer's failure to exercise its option for a specific year shall not negate its option for one or more of the other option years (i.e. failure to exercise the option for year 5 shall not negate the options for years 6 and 7). Notice of exercise of the option for years 6 and/or 7 shall be given by Customer not less than thirty (30) days prior to the end of the year in question. Customer shall have a perpetual license to use the Products for the number of processors and developers using the Products at the end of year 7 of this Agreement.

         3.2 Maintenance and Support

         Maintenance and Support Fees are payable annually in advance. The annual Maintenance and Support Fee is ten percent (10%) of above license fee plus a 24 x 7 fee of Fifty Thousand Dollars ($50,000). Customer has selected 24 x 7 support services as described on Attachment A. Maintenance fees for years five, six and seven will be calculated as 10% of the above license fee plus 10% of new license fees purchased during years five, six and seven. (For example, in year five maintenance and support fees would be $100,000 plus $50,000, plus $33,000 for a total of $183,000. If no new licenses are purchased, maintenance fees would remain at $150,000 per year.)

         Initial Annual Support Fee                         $  100,000

         24 x 7  Support Fee (effective January 1, 2000)        50,000


Total Initial Order:                                        $1,150,000

The above Initial Order will be paid as follows:

                  October 31, 1999                            $550,000
                  January 1, 2000                               50,000
                  January 31, 2000                              550,000
                                                             ----------
                                                             $1,150,000

SECTION 4. MARKETING COOPERATION. Future inclusion and exclusion of "Built On Objectivity" materials in Customer's public relations, marketing, communications, advertising and product pieces, is subject to prior written mutual approval.



A. B. Watley, Inc.                                             Objectivity, Inc.
Exhibit A                                                           Confidential
                                     Page 2

SECTION 5. OBJECTIVITY TRADEMARKS. For purposes of this Agreement, Objectivity Trademarks shall mean the following:

                 i. Objectivity(R)
                 ii. Objectivity/DB(R)


         WHEREFORE, duly authorized representatives of the parties have executed this Exhibit A as of the dates set forth below.

OBJECTIVITY, INC.                        A.B. Watley Group Inc.

By:/s/ David Caplan                      /s/ Leon J. Ferguson
   ---------------------------------     ------------------------------------

David Caplan                             Leon J. Ferguson
------------------------------------     ------------------------------------
Printed Name                             Printed Name

                                         Senior Vice President
President-Chief Executive Officer        and Chief Information Officer
------------------------------------     ------------------------------------
Title                                    Title

September 30, 1999                       September 30, 1999
------------------------------------     ------------------------------------
Effective Date                           Date




A. B. Watley, Inc.                                             Objectivity, Inc.
Exhibit A                                                           Confidential
                                     Page 3